PRUDENTIAL INTERMEDIATE GLOBAL INCOME FUND, INC.

                                     EXHIBIT
                           AVERAGE ANNUAL TOTAL RETURN
                                   CALCULATION

                                  AS OF 8/31/91

                               n
            ERV = P * (1 + T)^

      P = hypothetical initial payment of $1,000

      T = average annual total return

      n = number of years

      ERV = ending redeemable value

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                                          1 Year            Inception

      P =                                 $1,000.00         $1,000.00

      n =                                     1.000              3.25

      ERV =                               $1,067.32         $1,156.15

      T =                                      6.73%             4.57%

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